Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated February 14, 2018, relating to the consolidated financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc., and the effectiveness of Apollo Commercial Real Estate Finance, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended
December 31, 2017.

1.	Registration Statement No. 333-221483 on Form S-3 pertaining to Apollo Commercial Real Estate Finance Inc.'s Direct Stock Purchase and Dividend Reinvestment Plan

2.	Registration Statement No. 333-203971 on Form S-3 pertaining to the offering from time to time of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants & Rights

3.	Registration Statement No. 333-200177 on Form S-3 pertaining to Apollo Commercial Real Estate Finance, Inc.’s Direct Stock Purchase and Dividend Reinvestment Plan

4.
Registration Statement No. 333-214478 on Form S-3 pertaining to the offering and resale from time to time of 8,823,529 shares of Common Stock and 8,000,000 shares of 8.00% Fixed-to-Floating Series B Cumulative Redeemable Perpetual Preferred Stock

5.	Registration Statement No. 333-177556 on Form S-3 in pertaining to the offering and resale from time to time of 3,495,000 shares of Common Stock

6.	Registration Statement No. 333-203972 on Form S-8 pertaining to the Apollo Commercial Real Estate Finance, Inc., 2009 Equity Incentive Plan

7.	Registration Statement No. 333-162246 on Form S-8 pertaining to the Apollo Commercial Real Estate Finance, Inc., 2009 Equity Incentive Plan

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 14, 2018